Exhibit 10.25
Bell Microproducts Inc.
Management Incentive Plan Description
Revised Effective July 1, 2007
The Management Incentive Plan (“Plan”) is established to provide the Chief Executive Officer, other executive officers, and division presidents with a financial incentive to meet and exceed the Company’s financial and strategic objectives. The following is a description of the Plan.
1.	Participation:

The Compensation Committee of the Board of Directors (“Committee”), upon the recommendation of the Chief Executive Officer, is responsible to designate participants in the Plan, approve Plan goals, establish target incentives and approve Plan payouts.

2.	Performance Targets:

Financial performance goals are established at the beginning of the year for Q1 and Q2 based on the Annual Operating Plan. The goals for Q3 and Q4 will be established no later than early in the 3rd quarter. The financial performance goals will consist of one or more of the following:
•	Earnings Per Share

•	Net Income, Pretax Profit (PTP)

•	Operating Contribution

•	Return on Equity (ROE)

•	Return on Invested Capital (ROIC)

•	Return on Working Capital (ROWC)
In addition to the financial performance goals, Individual Objectives (MBOs) are established at the beginning of the year and are annual objectives.
Each performance goal will be weighted by the Committee.
Note:
•	ROE is derived by dividing net income for accounting period by common shareholder equity.

•	ROIC is derived by taking business unit pretax and dividing it into Bell Micro’s investment/inter-company loans, including acquisition interest, to the business unit. At the corporate level, after tax profit is used instead of pretax profit.

•	ROWC is derived by taking business unit pretax profit and dividing it into working capital (A/R + Inventory – A/P).
3.	Payment of Incentives:
a.	Quarterly Advance Payments

At the end of each fiscal quarter, following the completion of the financial audit, the financial performance for the quarter will be compared to the financial performance goals for that period. If earned, participants will be paid an advance of their annual incentive based on the payment schedules shown in paragraph 3c below, except that there shall be no advance payments for

Management Incentive Plan Description
Revised Effective July 1, 2007

achievement above 100% of plan. Incentives will only be paid after quarter end financial results are finalized and the Committee has approved the payments. The amount of target incentive assigned to each quarter is weighted annually based on the Annual Operating Plan.

b.	Year End Payments

After the completion of the audit for the fiscal year, financial performance for the full year will be compared to the financial performance goals for the year to determine the amount of incentive each participant has earned. In addition, the accomplishments of each participant’s individual MBOs will be reviewed to determine the amount of incentive earned for MBO accomplishment. The total incentive earned for the year, for both financial performance and MBO performance, less the amount of quarterly advances, will be paid following approval by the Committee.

c.	Payout of incentives for financial performance goals is based on the following.
Effective for the 1st Half 2007

% Of Plan Achieved	% Of Incentive Earned
<80%	0%
80%	25%
90%	50%
100%	100%
>100%	Same % as overachievement
Use straight-line interpolation between metrics for calculations below 100% achievement
Effective for the 2nd Half 2007

% Of Plan Achieved	% Of Incentive Earned
<80%	0%
80%	50%
100%	100%
150%	200%
>150%	200%
Use straight-line interpolation between metrics
Blended 2007 Metric for Calculation of Total Year Profit Incentive

% Of Plan Achieved	% Of Incentive Earned
<80%	0%
80%	40%
100%	100%
150%	180%
>150%	180%
Use straight-line interpolation between metrics
d.	Objectives (MBOs):

Objectives must be in writing and approved at the beginning of the year by the Chief Executive Officer. The written objectives must include a statement of the objective, the delivery date, and

Management Incentive Plan Description
Revised Effective July 1, 2007

the expected result (i.e., a definition of how the accomplishment is to be measured). If there is more than one objective, each will be weighted equally, unless the objective states otherwise.

Because the actions taken to accomplish most objectives will generally span several quarters, and payment of the incentive is for accomplishment of the objective, not accomplishment of individual actions steps, payout will generally be on an annual basis. However, if in the judgment of the CEO it is clear that an objective is accomplished before year-end, the incentive attributable to that objective may be paid following the quarter during which it was accomplished.
4.	The target incentive for Plan participants who become participants after the start of the fiscal year will be prorated for the period of time as a participant.

5.	Participants must be employees of the Company on the date incentives are paid to be eligible for the quarterly or year-end MIP payments.

6.	The Company, in its sole discretion, has the authority to change this Plan at any time, including, but not limited to, increasing incentive payouts above target in the event of superior performance; in the event of significant over-achievement of goals, adjusting payouts to prevent unwarranted “windfalls;” and to make other changes in the Plan or financial performance goals that are in the best interests of the Company.

7.	In the event that the Company raises new equity funds during the year, thereby eliminating interest charges, the financial performance goals may be adjusted accordingly.

8.	In the event of an acquisition or divestiture, the Committee will make a determination as to the impact on the financial performance goals and may modify the Plan accordingly.

9.	The Company, in its sole discretion has the authority to make incentive payments in cash, restricted stock units or a combination thereof.